Exhibit 99.3

MUTUAL SUPPORT AGREEMENT

This MUTUAL SUPPORT AGREEMENT (the “Agreement”), dated as of August 25, 2008 (the “Effective Date”) is entered into by and among Newcastle Partners, L.P. (“Newcastle”), Dieter Esch (“Esch”), Lorex Investments AG (“Lorex”), Brad Krassner (“Krassner”) and the Krassner Family Investments, L.P. (“Krassner L.P.”) (each of Esch, Lorex, Krassner and the Krassner L.P., a “Selling Party” and, collectively, the “Selling Parties”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Selling Parties, together with New Century Equity Holdings Corp. (including any successor thereto, “New Century”), Wilhelmina International, Ltd. (“Wilhelmina International”) and certain persons and entities affiliated with New Century and Wilhelmina International, are entering into an agreement (the “Purchase Agreement”), which Purchase Agreement provides, among other things, for the merger of Wilhelmina International with a subsidiary of New Century and the sale of the outstanding equity and/or membership interests of entities affiliated with Wilhelmina International to New Century;

WHEREAS, as of the date hereof, Newcastle is the beneficial owner of such number of shares of common stock of New Century, par value $.01 (the “NCEH Common Stock”), opposite Newcastle’s name set forth on Exhibit I hereto (shares of NCEH Common Stock beneficially owned by Newcastle, the “Newcastle NCEH Shares”);

WHEREAS, pursuant to the terms of the Purchase Agreement, upon the Closing (as defined in the Purchase Agreement) the Selling Parties will be beneficial owners of shares of NCEH Common Stock (shares of Common Stock beneficially owned by the Selling Parties and any of their Affiliates at any time following the Closing, the “Seller NCEH Shares”);

WHEREAS, as a material inducement and condition to their respective willingness to enter into the Purchase Agreement and/or this Agreement, the Selling Parties and Newcastle have required that certain matters be agreed and set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings attributed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

I.	Board Nominations.

A.
Newcastle and each of the Selling Parties agree to use their commercially reasonable efforts to cause their representatives on the Board of Directors of New Century to vote to nominate and recommend the election of the following persons to be members of the Board of Directors at each meeting of New Century’s Board of Directors, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting, relating to the nomination of directors:

1.
Three NP Representatives.  An “NP Representative” means (i) Mark E. Schwarz (“Schwarz”), (ii) any then current employee of Newcastle, Newcastle Capital Management, L.P. or their affiliated investment funds or management companies (the individuals  described in this clause (ii), combined with Schwarz, the “Newcastle Employee Representatives”) and (iii) any other individual designated in writing by Newcastle as an “NP Representative”.

2.
One Esch Representative.  The “Esch Representative” means (i) with respect to an individual to be elected at the annual meeting, an individual (who may be Esch) designated in writing by Esch or (ii) with respect to an individual to be appointed to fill any vacancy on the Board of Directors caused by the removal of the Esch Representative, an individual (who may be Esch) designated in writing by Esch; and

3.
One Krassner Representative.  The “Krassner Representative” means (i) with respect to an individual to be elected at the annual meeting, (a) an individual (who may be Krassner) designated in writing by Krassner or (b) if no such designation was made, Derek Fromm, or (ii) with respect to an individual to be appointed to fill any vacancy on the Board of Directors caused by the removal of the Krassner Representative, an individual (who may be Krassner) designated in writing by Krassner.  The “Seller Representative” shall mean either the Esch Representative or the Krassner Representative and the “Seller Representatives” shall mean both the Krassner Representative and the Esch Representative.

B.
In the event that New Century’s Board of Directors will name persons to its Board of Directors without stockholder approval, Newcastle and each of the Selling Parties agree to use their commercially reasonable efforts to cause their representatives on the Board of Directors of New Century to vote to name directors such that the composition of the Board of Directors includes the  persons  provided for in Section IA.  In the event of a vacancy on New Century’s Board of Directors caused by the death, incapacity, resignation or removal of an individual designated pursuant to Section IA and which the Board of Directors will fill, Newcastle and each of the Selling Parties agree to use their commercially reasonable efforts to cause their representatives on the Board of Directors of New Century to vote to appoint a director designated by the relevant party who would be entitled to select the nominee pursuant to Section IA.

C.
Each party designating a nominee to New Century’s Board of Directors pursuant to Section IA shall provide written notice to New Century of its designation at least ten (10) days prior to the date the New Century Board of Directors is scheduled to make such nominations.

D.
For a period of three (3) years after the Effective Date, the parties hereto agree that they will vote to, and that they will use their commercially reasonable efforts to cause their representatives to the New Century Board of Directors to, vote to maintain the size of its Board of Directors at no more than nine (9) persons, unless the NP Representatives, the Esch Representatives and the Krassner Representatives agree that the Board of Directors can be expanded in excess of nine (9).  The parties understand and agree that the size of the New Century Board of Directors as of the closing of the transactions under the Purchase Agreement shall be seven (7) or eight (8) (as determined by New Century).

E.	The provisions of this Section I shall become effective only upon the occurrence of the Closing

II.	Voting of Newcastle NCEH Shares for Stockholder Approvals.

A.
Newcastle hereby agrees to vote (or cause to be voted) at any meeting of the stockholders of New Century, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting, all of the Newcastle NCEH Shares which Newcastle and its affiliates have the right to so vote in favor of the Stockholder Approvals (as defined in the Purchase Agreement) and any actions required in furtherance thereof.

B.
In addition, from the Effective Date hereof and until the termination of this Agreement pursuant to Section X, Newcastle hereby agrees to vote (or cause to be voted) at any meeting of the stockholders of New Century, and at any adjournment or adjournments thereof, or pursuant to any action by written consent in lieu of a meeting, all of the Newcastle NCEH Shares which Newcastle and its affiliates have the right to so vote against, and agrees to cause the NP Representatives to vote against, any action or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of New Century under the Purchase Agreement or any other material binding agreement entered into in connection therewith.

C.
In furtherance of Newcastle’s agreement above, Newcastle hereby irrevocably (until the Closing Date) grants to, and appoints, Derek Fromm (agent for the Selling Parties) and any designee of the Selling Parties, as Newcastle’s attorney, agent and proxy, with full power of substitution, to vote and otherwise act with respect to all of Newcastle’s Newcastle NCEH Shares at any meeting of the stockholders of New Century (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the stockholders of New Century, on the matters and in the manner specified in Section II-A and Section II-B above.  THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE (UNTIL THE CLOSING DATE) AND COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY.  If the transactions under the Purchase Agreement are consummated, the proxy set forth in this Section II-C shall be revoked and shall terminate as of the Closing Date; provided that the foregoing shall not affect the obligations set forth in Section II-B above.  The obligations set forth in Section II-A shall terminate as of the Closing Date.

D.
Notwithstanding anything to the contrary, nothing contained in this Agreement shall limit the rights and obligations of any officer of Newcastle in his capacity as a director of New Century from taking any action in his capacity as a director of New Century that the New Century’s Board of Directors is expressly permitted to take pursuant to the terms of the Purchase Agreement, and no such action taken by an officer of Newcastle in any such capacity shall be deemed to constitute a breach of any provision of this Agreement.

III.	Voting of Sellers’ NCEH Shares Consistent with Article I-A.

A.
At any vote of the stockholders of New Century (whether at any meeting, or at any adjournment or adjournments thereof, or pursuant to any action by written consent in lieu of a meeting) pursuant to which New Century directors are to be elected, each Selling Party agrees to vote (or cause to be voted) all Seller NCEH Shares which such Selling Party has the right to vote in favor of the required number of NP Representatives, Esch Representatives and Krassner Representatives pursuant to Article I-A or, if the entire Board is not then up for election, in favor of the applicable individual(s) such that the composition of the Board of Directors would include the required number of  NP Representatives, Esch Representatives and Krassner Representatives pursuant to Article I-A.

B.
Selling Parties shall vote, and shall use commercially reasonable efforts to cause the Seller Representatives and any other representative thereof to so vote, in favor of (a) the nomination and/or appointment of individuals to the Board of Directors in a manner consistent with the provisions of Section I-A above and (b) if Newcastle so requests in writing to the Selling Parties, the calling of a meeting or other action to effect the removal of such NP Representative(s) requested by Newcastle, in any New Century Board of Directors meeting in which any Selling Party, the Seller Representative or any other representative of Selling Party has a vote.

C.	Removal; Amendments:

1.
At any vote of the stockholders of New Century (whether at any annual, special or other stockholder meeting, or at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting) pursuant to which a NP Representative is to be removed, each Selling Party agrees to vote all Seller NCEH Shares which such Selling Party has the right to so vote in favor of the removal of such individual, if Newcastle votes its Newcastle NCEH Shares in favor of such removal.

2.
The Selling Parties shall not propose, and shall use their respective commercially reasonable efforts not to permit (and shall vote all Seller NCEH Shares against), any amendment to New Century’s Certificate of Incorporation or By-laws or the adoption of any other corporate measure, which frustrates or circumvents the purpose or intent of the foregoing provisions of this Section III, including but not limited to any amendment that conflicts with or otherwise restricts any provisions of this Section III. The Selling Parties further agree not to seek to advise, encourage or influence (or form, join or in any way participate in any “group” or act in concert with) any other Person with respect to the voting of any New Century voting securities in a manner that frustrates or circumvents the purpose or intent of this Section III.

D.
Any vote required to be cast or consent required to be executed pursuant to this Section III shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or action by written consent.

E.	The provisions of this Section III shall be effective only upon the occurrence of the Closing.

IV.	Voting of Newcastle NCEH Shares Consistent with Article I-A.

A.
At any vote of the stockholders of New Century (whether at any meeting, or at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting) pursuant to which New Century directors are to be elected, Newcastle agrees to vote (or cause to be voted) all Newcastle NCEH Shares which Newcastle has the right to so vote (i) in favor of the required number of NP Representatives, Esch Representatives and Krassner Representatives pursuant to Article I-A or, if the entire Board is not then up for election, in favor of the applicable individual(s) such that the composition of the Board of Directors would include the required number of  NP Representatives, Esch Representatives and Krassner Representatives pursuant to Article I-A.

B.
Newcastle shall vote, and shall use commercially reasonable efforts to cause the NP Representatives and any other representative thereof to so vote, in favor of (a) the nomination and/or appointment of individuals to the Board of Directors in a manner consistent with the provisions of Section I-A above and (b) if a Selling Party so requests in writing to Newcastle, the calling of a meeting or other action to effect the removal of the representative of such Selling Party requested by such Selling Party, in any New Century Board of Directors meeting in which Newcastle, the NP Representatives or any other representative of Newcastle has a vote.

C.	Removal; Amendments

1.
At any vote of the stockholders of New Century (whether at any annual, special or other stockholder meeting, or at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting) pursuant to which any individual that was an Esch Representative or a Krassner Representative at the time of his election to the Board of Directors is to be removed, Newcastle agrees to vote all Newcastle NCEH Shares which Newcastle has the right to so vote in favor of the removal of such individual, if Esch or Krassner, as applicable, votes in favor of such removal.

2.
Newcastle shall not propose, and shall use its respective commercially reasonable efforts not to permit (and shall vote all Newcastle NCEH Shares against), any amendment to New Century’s Certificate of Incorporation or By-laws or the adoption of any other corporate measure, which frustrates or circumvents the purpose or intent of the foregoing provisions of this Section IV, including but not limited to any amendment that conflicts with or otherwise restricts any provisions of this Section IV.  Newcastle further agree not to seek to advise, encourage or influence (or form, join or in any way participate in any “group” with or act in concert with) any other Person with respect to the voting of any New Century voting securities in a manner that frustrates or circumvents the purpose or intent of this Section IV.

D.
Any vote required to be cast or consent required to be executed pursuant hereto shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent.

E.	The provisions of this Section IV shall be effective only upon the occurrence of the Closing.

V.	Representations and Warranties of Newcastle. Newcastle represents and warrants to the Selling Parties as follows:

A.
Binding Agreement.  Newcastle is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas.  Newcastle has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Newcastle and the consummation by Newcastle of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Newcastle, and no other action or proceedings are necessary to authorize the execution, delivery and performance of this Agreement by Newcastle and the consummation by Newcastle of the transactions contemplated hereby.  Newcastle has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Newcastle, enforceable against Newcastle in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles.

B.
No Conflict.  Neither the execution and delivery of this Agreement by Newcastle, the consummation by Newcastle of the transactions contemplated hereby, the performance by Newcastle of its obligations hereunder nor the compliance by Newcastle with any provisions hereof, will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under (A) its partnership or limited liability company agreement or other organizational documents or (B) any material contract, agreement,  instrument, commitment, arrangement or understanding to which Newcastle is a party, or result in the creation of any Lien with respect to Newcastle’s Newcastle NCEH Shares, (ii) violate or conflict with any law, rule, regulation, writ, judgment,  injunction or decree applicable to Newcastle or the Newcastle NCEH Shares or (iii) require any consent, authorization or approval with respect to Newcastle of any Person, including any Governmental Authority, except in the case of clause (i)(B), (ii) or (iii) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Newcastle to perform its obligations hereunder.

C.
Ownership of Shares.  Newcastle is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement) of the Newcastle NCEH Shares listed opposite Newcastle’s name on Exhibit I hereto, free and clear of any Liens (including any restriction on the right to vote, sell or otherwise dispose of such Newcastle NCEH Shares), except as may exist by reason of this Agreement or pursuant to applicable law.  Except as provided for or disclosed in this Agreement, the Purchase Agreement and the transactions and other agreements contemplated hereby and thereby, there are no outstanding options or other rights to acquire from Newcastle, or obligations of Newcastle to sell or to dispose of, any Newcastle NCEH Shares held by Newcastle or other equity interests of any kind in New Century.  As of the date of this Agreement, the number of shares set forth opposite Newcastle’s name on Exhibit I hereto represents all of the shares of capital stock of New Century beneficially owned by Newcastle.

D.	The representations and warranties of New Century in the Purchase Agreement are true and correct in all material respects as of the date hereof.

VI.	Representations and Warranties of the Selling Parties. Each Selling Party represents and warrants to Newcastle as follows:

A.
Binding Agreement.  Such Selling Party, if it is not a natural person, is a limited partnership, limited liability company or other business entity duly formed, validly existing and in good standing under the laws of the State or territory of its formation.  Such Selling Party has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by such Selling Party and the consummation by such Selling Party of the transactions contemplated hereby have been duly and validly authorized by all necessary action of such Selling Party, and no other action or proceedings are necessary to authorize the execution, delivery and performance of this Agreement by such Selling Party and the consummation by such Selling Party of the transactions contemplated hereby.  Such Selling Party has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Selling Party, enforceable against such Selling Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles.

B.
No Conflict.  Neither the execution and delivery of this Agreement by such Selling Party, the consummation by such Selling Party of the transactions contemplated hereby, the performance by such Selling Party of its obligations hereunder nor the compliance by such Selling Party with any provisions hereof, will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under (A) its partnership or limited liability company agreement or other organizational documents (if such Selling Party is not a natural person) or (B) any material contract, agreement,  instrument, commitment, arrangement or understanding to which such Selling Party is a party, or result in the creation of any Lien with respect to such Selling Party’s Shares, (ii) violate or conflict with any law, rule, regulation, writ, judgment,  injunction or decree applicable to such Selling Party or such Selling Party’s Shares or (iii) require any consent, authorization or approval with respect to such Selling Party of any Person, including any Governmental Authority, except in the case of clause (i)(B), (ii) or (iii) for violations, breaches or defaults that would not in the aggregate materially impair the ability of such Selling Party to perform its or his obligations hereunder.

VII.	Transfer and Other Restrictions.

A.
Prohibited Transfers by Newcastle Prior to Closing.  Prior to the Closing, Newcastle agrees not to sell, sell short, transfer (including gift), pledge, encumber, assign or otherwise dispose (whether by sale, liquidation, dissolution, dividend, distribution or otherwise) of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Newcastle NCEH Shares or any interest contained therein (each a “Transfer”) other than pursuant to this Agreement, unless the Person to which such Newcastle NCEH Shares are to be Transferred expressly agrees to be bound by this Agreement in a written instrument in form and substance reasonably satisfactory to the Selling Parties.

B.	Other Prohibited Transfers by Newcastle. At any time this Agreement remains in effect, Newcastle agrees not to:

1.
grant any proxies or power of attorney or enter into a voting agreement or other arrangement relating to the matters covered by Section II or Section IV, with respect to any Newcastle NCEH Shares other than this Agreement;

2.	deposit any Newcastle NCEH Shares into a voting trust; or

3.
knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of Newcastle’s obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing.

C.	Certain Prohibited Transfers by Selling Parties. At any time this Agreement remains in effect, each Selling Party agrees not to:

1.
grant any proxies or power of attorney or enter into a voting agreement or other arrangement relating to the matters covered by Section III hereof, with respect to any Seller NCEH Shares other than this Agreement;

2.	deposit any Seller NCEH Shares into a voting trust; or

3.
knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of such Selling Party’s obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing.

D.
Additional Shares.  In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of New Century on, of or affecting any parties’ shares of New Century or (ii) any party hereto shall become the beneficial owner or record owner of any additional shares of capital stock of New Century, or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Sections I-IV, then the terms of this Agreement shall apply to the shares of capital stock or other securities of New Century held by the applicable party immediately following the effectiveness of the events described in clause (i), or such party becoming the beneficial or record owner thereof, as described in clause (ii), as the case may be.  Newcastle and each Selling Party hereby agree to promptly notify the other of any new New Century shares acquired by such party after the date hereof.

E.	Tag-Along Right

1.
If, following the Closing Date and until the first registration statement containing Registrable Securities (as that term is defined the Registration Rights Agreement, by and among New Century and the Selling Parties, dated the date hereof) is declared effective (the “Registration Trigger Date”), Newcastle or any of its affiliates desires to transfer, directly or indirectly, any Newcastle NCEH Shares to a third-party purchaser in a transaction or series of related transactions involving the transfer of  NCEH Shares owned by Newcastle or its affiliates representing in the aggregate at least twenty percent (20%) of the shares held by Newcastle at such time, Newcastle shall first give not less than twenty (20) calendar days prior written notice to each of the Selling Parties (the “Co-Sale Members”).  Such notice (the “Co-Sale Notice”) shall set forth the terms and conditions of such proposed transfer, including the name of the proposed transferee, the number of shares proposed to be sold (the “Co- Sale Shares”), the purchase price per share proposed to be paid therefor and the payment terms and type of transfer to be effectuated.

2.
Within ten (10) calendar days of delivery of the Co-Sale Notice by Newcastle, each Co-Sale Member shall, by written notice to Newcastle, have the opportunity and right to sell to the proposed transferee in such proposed transfer (upon the same terms and conditions as Newcastle, subject to Section 7-E(1)) up to that number of shares of NCEH Common Stock owned by such Co-Sale Member as shall equal the product of (x) a fraction, the numerator of which is the number of Co-Sale Shares and the denominator of which is the aggregate number of shares of NCEH Common Stock owned of record by Newcastle as of the date of the Co-Sale Notice, multiplied by (y) the number of shares of NCEH Common Stock owned of record by such Co-Sale Member as of the date of the Co-Sale Notice.  Such written notice shall state the aggregate number of shares of NCEH Common Stock that such Co-Sale Member proposes to include in such Transfer.

3.
If any Co-Sale Member exercises its rights pursuant to this Section 7-E, then Newcastle will attempt to obtain the same agreements and commitments from the proposed transferee for the benefit of any such Co-Sale Member as Newcastle obtained from the proposed transferee in respect of its transfer of shares.  To the extent Newcastle cannot obtain such agreements and commitments from such proposed transferee, Newcastle and the Co-Sale Members shall reduce the number of shares being sold by Newcastle and Co-Sale Members such that Newcastle and the Co-Sale Members sell a number of shares as is determined by multiplying (x) a fraction, the numerator of which is equal to the number of shares each applicable person (whether Newcastle or a Co-Sale Member) owns and the denominator of which is the aggregate of the number of NCEH shares owned by Newcastle and any Co-Sale Members that elected to participate in such Co-Sale times (y) the total number of shares that such proposed transferee is in fact acquiring from Newcastle and Co-Sale Members.

4.	The rights under this Section 7-E shall terminate on the Registration Trigger Date.

VIII.	Public Announcements.

The parties shall not issue, or cause the publication of, any press release or other public announcement with respect to the terms of this Agreement without the prior approval of the other parties hereto, except to the extent required by law or by any listing agreement with, or the policies of, a national securities exchange and, in any such event, after reasonable prior notice to the other party hereto.

IX.	Specific Enforcement.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity.  The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorneys’ fees and court costs, in addition to any other recoveries allowed by law.

X.	Termination.

A.
This Agreement shall terminate (the “Termination Date”) on the earlier to occur of (i) the date that a termination occurs pursuant to any two of the following three sections: XIB(i), XIB(ii) and XIB(iii),  (ii) upon the written agreement of the Selling Parties and Newcastle to terminate this Agreement or (iii) termination of the Purchase Agreement.

B.
The rights and obligations of the parties hereto under Sections I,  III and IV shall terminate to the extent provided in the following clauses: (i) with respect to the rights and obligations of (or with respect to) Esch, Lorex and the Esch Representative (including but not limited Esch’s right to designate the Esch Representative pursuant to Article I-A and any requirements of the other parties to vote for, or cause their representatives or designees to vote for, the nomination or election of any representative of Esch to New Century’s Board of Directors pursuant to Articles III and IV), on the date that Esch and his Affiliates own, in the aggregate, less than 5% of the outstanding shares of NCEH Common Stock, (ii) with respect to the rights and obligations of (or with respect to) Krassner, the Krassner L.P. and the Krassner Representative (including but not limited Krassner’s right to designate the Krassner Representative pursuant to Article I-A and any requirements of the other parties to vote for, or cause their representatives or designees to vote for, the nomination or election of any representative of Krassner to New Century’s Board of Directors pursuant to Articles III and IV), on the date that Krassner and his Affiliates own, in the aggregate, less than 5% of the outstanding shares of NCEH Common Stock, and (iii) with respect to the rights and obligations of (or with respect to) Newcastle and the NP Representatives, the date Newcastle and its Affiliates own less than 5% of the outstanding shares of NCEH Common Stock (including but not limited Newcastle’s right to designate the NP Representatives pursuant to Article I-A and any requirements of the other parties to vote for, or cause their representatives or designees to vote for, the nomination or election of any representative of Newcastle to New Century’s Board of Directors pursuant to Articles III and IV).

C.
Notwithstanding the foregoing, no termination of this Agreement (or obligations hereunder) in accordance with this Section X shall relieve any party from liability for any intentional or material breach of its obligations hereunder committed prior to such termination.

XI.	Notices.

All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible form, to such address, (b) in the case of any nationally recognized express mail service, one (1) day shall have elapsed after the same shall have been deposited with such service, or (c) if by fax, on the day on which such fax was sent, provided that a copy is sent the same day by overnight courier or express mail service.

If to any of the Selling Parties, to the applicable Selling Party at the address set forth on Exhibit A:

with a copy to:

Loeb & Loeb LLP
345 Park Ave
New York, New York 10583
Telephone: (212) 407-4937
Facsimile: (212) 407-4990
Attn: Lloyd L. Rothenberg

And a copy to:

Strassburger McKenna Gutnick & Gefsky
Four Gateway Center, Suite 2200
444 Liberty Avenue
Pittsburgh, PA 15222
Attn: H. Yale Gutnick

If to Newcastle:

200 Crescent Court, Suite 1400
Dallas, Texas 75230
Attention: Evan Stone, Esq.
Tel: 214.661.7473
Fax: 214.661.7475

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Steve Wolosky, Esq.
Tel: 212.451.2300
Fax: 212.451-2222

XII.	Affiliates.

To the extent any Affiliates of any of the parties hereto own shares of NCEH Common Stock, such persons shall be deemed to be required to vote such shares of NCEH Common Stock in the same manner as its Affiliate that is a party to this Agreement.

XIII.	Transfers.

For the avoidance of doubt, nothing in this Agreement will prevent any party from transferring its NCEH Common Stock after the Closing.

XIV.	Entire Agreement.

This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

XV.	Amendments.

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

XVI.	Successors and Assigns.

This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, except that Newcastle may assign its rights under this Agreement to any Affiliate of Newcastle.  This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns.

XVII.	Counterparts.

This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

XVIII.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

XIX.	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

XX.	Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

XXI.	Further Assurances.

Each party shall, upon request of the other parties hereto, execute and deliver any additional documents and take such actions as may reasonably be necessary to carry out the provisions hereof.

XXII.	Time of the Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

XXIII.	Remedies Cumulative.

All rights and remedies under this Agreement are cumulative, not exclusive, and shall be in addition to all rights and remedies available to any party at law or in equity.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned on the day and year first written above.

NEWCASTLE PARTNERS, L.P.

By:	/s/ Mark Schwarz
	Name:	Mark Schwarz
	Title:	Chief Executive Officer, Newcastle Capital Management, L.P., its General Partner

/s/ Dieter Esch
Name: Dieter Esch

LOREX INVESTMENTS AG

By:	/s/ Peter Marty
	Name:	Peter Marty
	Title:	Board of Directors

/s/ Brad Krassner
Name: Brad Krassner

KRASSNER FAMILY INVESTMENTS, L.P.

By:	/s/ Brad Krassner
	Name:	Brad Krassner
	Title:	General Partner

Exhibit I to the Mutual Support Agreement

Shareholder	Shares of Common Stock

Newcastle Partners, L.P.	19,381,000